Exhibit 24

POWER OF ATTORNEY

The undersigned constitutes and appoints Madelaine Salas and James Nias, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities to sign such forms as are required to be filed on the undersigned’s behalf pursuant to Sections 16(a) and 23(a) of the Securities and Exchange Act of 1934 and the rules and regulations thereunder with respect to the undersigned’s holdings in Cascade Microtech, Inc., and any or all further amendments to said forms, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Martin L. Rapp
Martin L. Rapp

STATE OF Missouri	)

) ss.

County of St. Louis	)

On 21, February, 2013, Martin L. Rapp personally appeared before me and acknowledged the foregoing instrument to be [his/her] voluntary act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

/s/ Lindsay Ernest

Notary Public for St. Louis, MO

My commission expires: 05/30/2017

LINDSAY ERNEST
Notary Public - Notary Seal
State of Missouri
Commissioned for St. Louis County
My Commission Expires: May 30, 2017
13488022